EXHIBIT 34.2

ATTESTATION REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA FOR
ASSET-BACKED SECURITIES OF KPMG LLP FOR THE BANK OF NEW YORK MELLON, AS
INDENTURE TRUSTEE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Bank of New York Mellon
BNY Mellon Trust of Delaware
The Bank of New York Mellon Trust Company, N.A.:

We have examined the accompanying management’s assertion that The Bank of New York Mellon (formerly The Bank of New York), BNY Mellon Trust of Delaware (formerly BNYM (Delaware) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust, Company, N.A.), (collectively, the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly issued (i.e. transaction-level reporting initially required under the Securities and Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 and like-kind transactions issued prior to January 1, 2006 that are subject to Regulation AB for which the Company provides trustee, securities administration or paying agent services, as defined and to the extent applicable in the transaction agreements, other than residential mortgage-backed securities and other mortgage-related asset-backed securities (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2010.  With respect to applicable servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(vii), the Company’s Assertion of Compliance with Applicable Servicing Criteria indicates that there were no activities performed as of and for the twelve months ended December 31, 2010.  Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing selected mortgage-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Assertion of Compliance with Applicable Servicing Criteria, for servicing criterion 1122 (d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”).  As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria, including servicing criterion 1122(d)(2)(vi) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the twelve months ended December 31, 2010 is fairly stated, in all material respects.

/s/ KPMG, LLP

Chicago, Illinois

February 25, 2011